BRANDYWINE REALTY TRUST

AMENDED AND RESTATED

EXECUTIVE DEFERRED COMPENSATION PLAN

(Adopted on December 19, 2006 and effective January 1, 2006)

ARTICLE 1

PURPOSE

The Board of Trustees of Brandywine Realty Trust (the “Board”) adopted the Brandywine Realty Trust Executive Deferred Compensation Plan (the “Plan”), effective January 1, 2005 (the “Effective Date”). Effective March 31, 2006 (the “Transfer Date”), all of the assets, liabilities and obligations under the Prentiss Properties Executive Choice Share Deferral Plan, the Prentiss Properties Executive Choice Deferred Compensation Plan, the Prentiss Properties Executive Choice Deferred Compensation Plan for Trustees and the Prentiss Properties Executive Choice Share Deferral Plan for Trustees, were assumed by the Plan, and such Prior Plans were terminated. This amendment and restatement, effective January 1, 2006 (the “Restatement Date”), also includes certain other changes with respect to eligibility, share-based grants and diversification rights, dividend allocations and other design and compliance changes.

Prior to the Effective Date, the Pre-2005 Brandywine Realty Trust Executive Deferred Compensation Plan (the “Pre-2005 EDCP”) was in effect. In order to preserve the favorable tax treatment available to deferrals under the Pre-2005 EDCP due to the American Jobs Creation Act of 2004, the regulations and Internal Revenue guidance issued thereunder (collectively, the “AJCA”), the Board froze the Pre-2005 EDCP with respect to amounts earned and vested on and after the Effective Date. Amounts earned and vested prior to the Effective Date are and will remain subject to the terms of the Pre-2005 EDCP.

All amounts earned and vested on and after the Effective Date are subject to the terms of the Plan. The Plan retains many of the attributes of the Pre-2005 EDCP, but is modified so as to achieve compliance with the requirements of the AJCA. The Board reserves the right to amend the Plan, either retroactively or prospectively, in whatever respect is required to achieve compliance with the requirements of the AJCA.

ARTICLE 2

DEFINITIONS

“Additional Company Contributions” are contributions credited to the Participant’s Retirement Distribution Account by the Company pursuant to Section 4.6.

“Affiliate” means: (a) any firm, partnership, or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Brandywine Realty Trust; (b) any other organization similarly related to Brandywine Realty Trust that is designated as such by the Board; and (c) any other entity 50% or more of the economic interests in which are owned, directly or indirectly, by Brandywine Realty Trust.

“Beneficiary” means the person or persons designated as such in accordance with Section 11.4.

“Board” means the Board of Trustees of Brandywine Realty Trust.

“Board Remuneration” means for any Trustee, for any Plan Year, the annual retainer and Board meeting fees; provided that committee fees and informal Board discussion fees shall not be “Board Remuneration;” provided further that such remuneration shall not be eligible for Matching Contributions, Profit Sharing Contributions, Supplemental Profit Sharing Contributions or Additional Company Contributions.

“Change of Control” means a “Change in Control Event,” as defined in the AJCA, with respect to Brandywine Realty Trust.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Brandywine Realty Trust Plan Committee, which shall consist of at least one person, the member(s) of which shall be designated from time to time by the President and Chief Executive Officer of Brandywine Realty Trust and which may include the President and Chief Executive Officer.

“Company” means Brandywine Realty Trust and each such subsidiary, division or Affiliate as may from time to time participate in the Plan by or pursuant to authorization of the Board.

“Compensation” means, for any Eligible Employee, for any Plan Year, the Participant’s total taxable income received from the Company with respect to such Plan Year, including, but not limited to, base earnings, regular bonuses, commissions and overtime, plus pre-tax contributions and elective contributions that are not includible in gross income under section 125, 402(a)(8) or 402(h) of the Code, and excluding income recognized in connection with share-related options and payments, reimbursements and other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation and welfare benefits, as determined pursuant to guidelines established and revised by the Plan Administrator from time to time and communicated to Eligible Employees.

“Compensation Deferral” means that portion of Compensation or Board Remuneration as to which a Participant has made an annual election to defer receipt until the date specified under the In-Service Distribution Option, the Retirement Distribution Option, the Flexible Distribution Option or the Deferred Board Remuneration Option, as applicable.

“Compensation Limit” means the compensation limit of section 401(a)(17) of the Code, as in effect on the first day of the Plan Year.

“Deferred Board Remuneration Account” means the Account maintained for a Participant to which Compensation Deferrals are credited pursuant to the Deferred Board Remuneration Option.

“Deferred Board Remuneration Option” means the Distribution Option pursuant to which benefits are payable in accordance with Section 7.3.

“Disability” means a disability of an Employee or Trustee which renders such Employee or Trustee unable to perform the full extent of his duties and responsibilities by reason of his illness or incapacity which entitles that Employee or Trustee to receive Social Security Disability Income under the Social Security Act, as amended, and the regulations promulgated thereunder.

“Disabled” means having a Disability. The determination of whether a Participant is Disabled shall be made by the Plan Administrator, whose determination shall be conclusive; provided that,

(a) if a Participant is bound by the terms of an employment agreement between the Participant and the Employer, whether the Participant is “Disabled” for purposes of the Plan shall be determined in accordance with the procedures set forth in said employment agreement, if such procedures are therein provided; and

(b) a Participant bound by such an employment agreement shall not be determined to be Disabled under the Plan any earlier than he would be determined to be disabled under his employment agreement; provided that, a Participant may not be determined to be Disabled unless such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of disability of not less than 12 months.

“Distribution Date” means the date determined in accordance with the rules and procedures established by the Plan Administrator.

“Distribution Option” means the four distribution options which are available under the Plan, consisting of the Retirement Distribution Option, the In-Service Distribution Option, the Flexible Distribution Option and the Deferred Board Remuneration Option.

“Distribution Option Account(s)” means, with respect to a Participant, the Retirement Distribution Account, the In-Service Distribution Account, the Flexible Distribution Account and/or the Deferred Board Remuneration Account established on the books of account of the Company, pursuant to Section 5.1.

“Earnings Crediting Options” means the deemed investment options selected by the Participant from time to time pursuant to which deemed earnings are credited to the Participant’s Distribution Option Accounts.

“Effective Date” means January 1, 2005.

“Eligible Employee” means (1) an Employee who is a member of a group of selected management and/or highly compensated Employees of the Company and who is designated by the Plan Administrator as eligible to participate in the Plan, or (2) each Employee who, as of the Transfer Date, was eligible to participate in a Prior Plan.

“Employee” means any individual employed by the Company on a regular, full-time basis (in accordance with the personnel policies and practices of the Company), including citizens of the United States employed outside of their home country and resident aliens employed in the United States; provided, however, that to qualify as an “Employee” for purposes of the Plan, the individual must be a member of a group of “key management or other highly compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended; provided further, that the following individuals shall not be “Employees:” (1) individuals who are not classified by the Company as its employees, even if they are retroactively recharacterized as employees by a third party or the Company; (2) individuals for whom the Company does not report wages on Form W-2 or who are not on an employee payroll of the Company; or (3) individuals who have entered into an agreement with the Company which excludes them from participation in employee benefit plans of the Company (whether or not they are treated or classified as employees for certain specified purposes that do not include eligibility in the Plan).

“Employer” means Brandywine Realty Trust and its Affiliates.

“Employer Stock Fund” means a hypothetical investment fund consisting entirely of Shares.

“Enrollment Agreement” means the authorization form which an Eligible Employee or Trustee files with the Plan Administrator to participate in the Plan.

“Excess Bonus” means that portion of a Compensation Deferral as defined in Section 4.6.

“Flexible Distribution Account” means the account maintained for a Participant to which Share Awards, Performance-Based Compensation and Compensation Deferrals are credited pursuant to the Flexible Distribution Option; provided that, a Participant may designate up to five Flexible Distribution Accounts (i.e., Flexible Distribution Accounts #1, #2, #3, #4 and #5) with different specified payment dates.

“Flexible Distribution Option” means the Distribution Option pursuant to which benefits are payable in accordance with Section 7.4.

“In-Service Distribution Account” means the account maintained for a Participant to which Compensation Deferrals are credited pursuant to the In-Service Distribution Option.

“In-Service Distribution Option” means the Distribution Option pursuant to which benefits are payable in accordance with Section 7.2.

“Matching Contributions” are contributions credited to the Participant’s Retirement Distribution Account by the Company pursuant to Section 4.3.

“Offeree” means an individual designated by the Plan Administrator who has received a written offer of employment from the Company and would be an Eligible Employee upon commencement of employment with the Company.

“Participant” means an Eligible Employee or Trustee who has filed a completed and executed Enrollment Agreement with the Plan Administrator or its designee and is participating in the Plan in accordance with the provisions of Article 4. In the event of the death or incompetency of a Participant, the term shall mean his personal representative or guardian. An individual shall remain a Participant until that individual has received full distribution of any amount credited to the Participant’s Distribution Option Account(s).

“Performance-Based Compensation” means, for any Eligible Employee, Compensation or a Share Award that constitutes “performance-based compensation” within the meaning of Q&A 22 of IRS Notice 2005-1, or such other guidance under the AJCA, that is payable with respect to a Performance Period, as determined by the Plan Administrator.

“Performance Period” means a period of at least 12 months during which a Participant may earn Performance-Based Compensation.

“Plan” means the Brandywine Realty Trust Executive Deferred Compensation Plan, as amended from time to time.

“Plan Administrator” means the Committee.

“Plan Year” means the 12-month period beginning on each January 1 and ending on the following December 31.

“Prior Plan” means each of (1) the Prentiss Properties Executive Choice Share Deferral Plan, (2) the Prentiss Properties Executive Choice Deferred Compensation Plan, (3) the Prentiss Properties Executive Choice Deferred Compensation Plan for Trustees, and (4) the Prentiss Properties Executive Choice Share Deferral Plan for Trustees and such other legacy deferred compensation arrangements as are designated as a Prior Plan by the Plan Administrator.

“Prior Plan Sub-Account” means the portion of an Eligible Employee’s Account attributable to amounts rolled over to the Plan from a Prior Plan as described in Section 4.1(e).

“Profit Sharing Contributions” are contributions credited to the Participant’s Retirement Distribution Account by the Company, based on a percentage, as determined each year by the Company, of the Participant’s Compensation in excess of the Compensation Limit. To the extent that a contribution is not deemed to be a Profit Sharing Contribution, it will be considered Compensation classified as a bonus for purposes of the Plan.

“Re-Deferral Election” means an election to change the form and commencement date of payment with respect to all or a portion of a Distribution Option Account by filing an election change consistent with the requirements of the AJCA. The Plan Administrator reserves the right to and discretion to reject and disallow a Re-Deferral Election for any reason and at any time. A Re-Deferral Election as to a Distribution Option Account: (1) may not accelerate the first or last scheduled payment date with respect to such Distribution Option Account; (2) will not be effective as to any payment from such Distribution Option Account scheduled to be made within 12 months of the Re-Deferral Election; and (3) other than a Re-Deferral Election made in connection with a Participant becoming Disabled or dying, the first payment to which such Re-Deferral Election applies must be deferred by at least five (5) years from the originally scheduled payment date. A change to the form and commencement date of payment pursuant to Section 7.6 shall not be deemed a Re-Deferral Election.

“Retirement” means the termination of the Participant’s Service with the Employer (for reasons other than death) at or after age 55.

“Retirement Distribution Account” means the Account maintained for a Participant to which Share Awards, Performance-Based Compensation, Compensation Deferrals, Matching Contributions, Additional Company Contributions, Profit Sharing Contributions, and Supplemental Profit Sharing Contributions are credited pursuant to the Retirement Distribution Option.

“Retirement Distribution Option” means the Distribution Option pursuant to which benefits are payable in accordance with Section 7.1.

“Service” means the period of time during which an employment relationship exists between an Employee and the Company, including any period during which the Employee is on an approved leave of absence, whether paid or unpaid. “Service” also includes employment with an Affiliate if an Employee transfers directly between the Company and the Affiliate.

“Share” means a common share of beneficial interest, $.01 par value per share, of Brandywine Realty Trust.

“Share Award” means Shares subject to an award under the terms of the Brandywine Realty Trust Amended and Restated 1997 Long-Term Incentive Plan (as amended from time to time) (including the Brandywine Realty Trust 2006 Long-Term Outperformance Compensation Program (as amended from time to time)), or any other equity based compensation plan, program or arrangement sponsored by the Company, as determined by the Plan Administrator.

“Supplemental Profit Sharing Contributions” are contributions credited to the Retirement Distribution Account of certain Participants by the Company pursuant to Section 4.5.

“Termination Date” means the date of termination of a Participant’s Service with the Employer, determined without reference to any compensation continuing arrangement or severance benefit arrangement that may be applicable.

“Trustee” means a member of the Board who receives remuneration payable for services as a member of the Board.

“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE 3

ADMINISTRATION OF THE PLAN AND DISCRETION

3.1. The Committee, as Plan Administrator, shall have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan. All action taken by the Plan Administrator arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case, lie within its sole discretion, and shall be final, conclusive and binding upon the Company, the Board, all Employees and Trustees, all Beneficiaries and all persons and entities having an interest therein. The Committee, may, however, delegate to any person or entity any of its powers or duties under the Plan. To the extent of any such delegation, the delegate shall become the Plan Administrator responsible for administration of the Plan, and references to the Plan Administrator shall apply instead to the delegate. Any action by the Committee assigning any of its responsibilities to specific persons who are all trustees, officers, or employees of the Company shall not constitute delegation of the Committee’s responsibility but rather shall be treated as the manner in which the Committee has determined internally to discharge such responsibility.

3.2. The Plan Administrator shall serve without compensation for its services unless otherwise determined by the Board. All expenses of administering the Plan shall be paid by the Company.

3.3. The Company shall indemnify and hold harmless the Plan Administrator from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of the Board) arising from any act or omission of such member, except when the same is due to gross negligence or willful misconduct.

3.4. Any decisions, actions or interpretations to be made under the Plan by the Company, the Board or the Plan Administrator shall be made in its respective sole discretion, not as a fiduciary and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.

ARTICLE 4

PARTICIPATION

4.1. Election to Participate.

(a) Timing of Election to Participate. Any Eligible Employee or Trustee may enroll in the Plan effective as of the first day of a Plan Year by filing a completed and fully executed Enrollment Agreement with the Plan Administrator by a date set by the Plan Administrator.

(i) Base Salary/Board Remuneration. With respect to the deferral of Compensation that is classified by the Company as base salary or the deferral of Board Remuneration, an executed Enrollment Agreement must be filed by December 31 of the Plan Year preceding the Plan Year in which such base salary or Board Remuneration is to be earned, or such earlier time as may be established by the Plan Administrator.

(ii) Bonus.

(A) With respect to the deferral of Compensation that is classified by the Company as bonus, an executed Enrollment Agreement must be filed by December 31 of the Plan Year preceding the Plan Year in which such bonus is earned, or such earlier time as may be established by the Plan Administrator.

(B) The Board may, as a condition of a bonus award, require that it be deferred under the Plan and may prescribe vesting and investment provisions with respect to such award, and may establish separate deadlines by which Enrollment Agreements may be filed with respect to such an award.

(iii) Performance-Based Compensation. With respect to the deferral of Performance-Based Compensation, an executed Enrollment Agreement must be filed no later than six months prior to the end of the Performance Period during which such Performance-Based Compensation is earned, subject to such other administrative rules, procedures and earlier deadlines as may be set by the Plan Administrator and communicated with reasonable advance notice to Eligible Employees.

(iv) Share Awards. With respect to the deferral of a Share Award that does not qualify as Performance-Based Compensation, an executed Enrollment Agreement must be filed no later than 30 days following the date such Share Award is granted, and in no event later than twelve months before the first scheduled vesting date of such Share Award, subject to such other administrative rules, procedures and earlier deadlines as may be set by the Plan Administrator and communicated with reasonable advance notice to Eligible Employees.

(v) Revocation of Election. Elections to defer Compensation, Performance-Based Compensation, Share Awards and Board Remuneration earned after December 31, 2005 are irrevocable at the end of the election period established by the Plan Administrator, provided that, the Plan Administrator in its sole discretion, may accept revocations of elections up to December 31 of the calendar year in which the Participant files a deferral election.

(b) Amount of Deferral. Pursuant to said Enrollment Agreement, the Eligible Employee or Trustee shall irrevocably elect the percentages by which (as a result of payroll deduction) an amount equal to any whole percentage of the Participant’s Compensation, Performance-Based Compensation, Share Award or Board Remuneration will be deferred. Up to 85 percent (85%) of base salary, 100 percent (100%) of bonus, 100 percent (100%) of Performance-Based Compensation, 100 percent (100%) of a Share Award, and one hundred percent (100%) of Board Remuneration may be deferred; provided however, that deferrals will be made after required non-deferrable payroll tax deductions and any deductions elected by the Participant (including, but not limited to, deductions for payment of health insurance premiums). The Plan Administrator may establish minimum amounts that may be deferred under this Section 4.1 and may change such standards from time to time. Any such limit shall be communicated by the Plan Administrator to the Participants prior to the commencement of a Plan Year.

(c) Accounts to Which Amounts Credited. Pursuant to said Enrollment Agreement, the Eligible Employee shall elect the Distribution Option Accounts to which such amounts will be credited, and shall provide such other information as the Plan Administrator shall require. Board Remuneration will only be credited to the Deferred Board Remuneration Account.

(d) Form of Distribution from Accounts. The first Enrollment Agreement filed by an Eligible Employee must set forth the Participant’s election as to the time and manner of distribution from the In-Service Distribution Account and Flexible Distribution Account, as appropriate. The first Enrollment Agreement filed by an Eligible Employee must set forth the time and manner of distribution with respect to amounts credited to the Retirement Distribution Account. Subsequent Enrollment Agreements must also set forth the Participant’s election as to the time and form of distribution from each additional Flexible Distribution Account and In-Service Distribution Account first established pursuant to such Enrollment Agreement; provided, however, that no deferral election amounts will be creditable to the In-Service Distribution Account for amounts deferred on and after January 1, 2007. The first Enrollment Agreement filed by a Trustee must set forth the manner of distribution with respect to amounts credited to the Deferred Board Remuneration Account. Notwithstanding the foregoing, the manner of distribution for all amounts invested in the Employer Stock Fund as of April 1, 2007, and all amounts attributable to a deferral election effective on and after January 1, 2007 and invested in the Employer Stock Fund, shall be in the form of Shares (and cash for fractional Shares).

(e) Prior Plan Accounts. Notwithstanding anything herein to the contrary, the balance of each Prior Plan Sub-Account as of the Transfer Date shall include the portion of such Prior Plan Participant’s account under the Prior Plan that was rolled over into the Plan as of the Transfer Date. Amounts rolled over from the Prior Plan to the Plan shall be deemed invested in the Earnings Crediting Option as determined by the Plan Administrator as the appropriate successor investment fund on the date those amounts are credited to the Prior Plan Sub-Account, based on the deemed investment of such amounts under the applicable Prior Plan immediately prior to the Transfer Date. Amounts in a Prior Plan Sub-Account shall be distributed to the Participant in accordance with the election or elections the Eligible Employee has made under the applicable Prior Plan with respect to such amounts.

4.2. Special Rules for Filing of Elections.

(a) New Hires and Offerees. The Plan Administrator may, in its discretion, permit an Employee or Offeree who becomes an Eligible Employee to enroll in the Plan for the Plan Year in which the Employee or Offeree became an Eligible Employee, or a subsequent Plan Year, by filing a completed and fully executed Enrollment Agreement, in accordance with Section 4.1, prior to or as soon as practicable after the date the Employee or Offeree becomes an Eligible Employee but, in any event, not later than 30 days after such date. Notwithstanding the foregoing, however, any election by an Eligible Employee to defer Share Awards, Compensation and Performance-Based Compensation pursuant to this Section 4.2(a) shall apply only to Share Awards, Compensation and Performance-Based Compensation earned by or awarded to the Eligible Employee after the date on which such Enrollment Agreement is filed.

(b) Promotions. The Plan Administrator may, in its discretion, permit an Employee who first becomes an Eligible Employee after the beginning of a Plan Year due to a promotion, to enroll in the Plan for that Plan Year by filing a completed and fully executed Enrollment Agreement, in accordance with Section 4.1, as soon as practicable following the date the Employee becomes an Eligible Employee but, in any event, not later than 30 days after such date. Notwithstanding the foregoing, however, any election by an Eligible Employee to defer Share Awards, Compensation and Performance-Based Compensation pursuant to this Section 4.2(b) shall apply only to Share Awards, Compensation and Performance-Based Compensation earned by or awarded to the Eligible Employee after the date on which such Enrollment Agreement is filed.

(c) New Trustees. A Trustee whose election as a member of the Board first becomes effective in a Plan Year may enroll in the Plan for that Plan Year by filing a completed and fully executed Enrollment Agreement, in accordance with Section 4.1, as soon as practicable following the effective date of such Trustee’s election but, in any event, not later than 30 days after the effective date of such election. Notwithstanding the foregoing, however, any election by a Trustee to defer Board Remuneration pursuant to this Section 4.2 shall apply only to such Board Remuneration earned by the Trustee after the date on which such Enrollment Agreement is filed.

4.3. Matching Contributions.

(a) If: (1) the dollar amount of the matching contributions under the Brandywine Realty Trust 401(k) Profit Sharing Plan for the Plan Year was limited due to the application of the provisions of Section 401(m) of the Code; (2) the percentage of the Participant’s Compensation that could be deferred under the Brandywine Realty Trust 401(k) Profit Sharing Plan was limited to an amount less than 10% (or such other percentage that may become effective after the Effective Date) because of other Code limitations; or (3) to the extent that a Participant’s compensation for purposes of the Brandywine Realty Trust 401(k) Profit Sharing Plan is reduced to an amount that is below the Compensation Limit in any Plan Year by reason of deferrals made under this Plan (regardless of whether, prior to reduction, it was in excess of such limitation), a Matching Contribution shall be contributed under the Plan equal to the amount of matching contributions that would have been made to the Brandywine Realty Trust 401(k) Profit Sharing Plan but for such limitations, but only if and to the extent the Participant has deferred additional amounts of Compensation to the Plan at least equal to the amount that would have been required to have been deferred under the Brandywine Realty Trust 401(k) Profit Sharing Plan in order to support such additional matching contributions in the absence of such limitations.

(b) In its discretion, the Company may make Matching Contributions, which, if made, shall be credited to a Participant’s Retirement Distribution Account. equal to the matching contributions which would have been made on behalf of the Participant under the Brandywine Realty Trust 401(k) Profit Sharing Plan but for statutory limitations. Generally, the Matching Contribution shall be equal to the “matching percentage” (30%, as of the Effective Date) set forth in the Brandywine Realty Trust 401(k) Profit Sharing Plan, multiplied by a specified percentage (10%, as of the Effective Date) of the Participant’s Compensation in excess of the Compensation Limit that is deferred under Section 4.1 or 4.2(a) or (b), as applicable.

4.4. Profit Sharing Contributions. The Company shall credit to each Participant’s Retirement Distribution Account a Profit Sharing Contribution. Profit Sharing Contributions will be credited as frequently as determined by the Plan Administrator.

4.5. Supplemental Profit Sharing Contributions. To the extent that a Participant’s compensation for purposes of the Brandywine Realty Trust 401(k) Profit Sharing Plan is reduced to an amount that is below the Compensation Limit in any Plan Year by reason of deferrals made under this Plan (regardless of whether, prior to reduction, it was in excess of such limitation), a Supplemental Profit Sharing Contribution will be credited to the Retirement Distribution Account of such Participant, at least annually, equal to the specified profit sharing percentage for the applicable Plan Year, multiplied by the excess, if any, of (a) the lesser of (i) the Participant’s Compensation or (ii) the Compensation Limit over (b) the amount of the Participant’s compensation that is taken into account under the Brandywine Realty Trust 401(k) Profit Sharing Plan.

4.6. Additional Company Contributions.

(a) If, pursuant to Section 4.1 or 4.2, a Participant (other than a Participant who is a Trustee) elects to defer receipt of 25% of his annual bonus (if any), which may or may not qualify as Performance-Based Compensation, and deems that such deferral be invested in the Employer Stock Fund, then, with respect to any part of such bonus in excess of 25% that is deferred and invested in the Employer Stock Fund (“Excess Bonus”), an Additional Company Contribution equal to a specified percentage (15% as of the Effective Date) of the Excess Bonus shall be contributed to such Participant’s Retirement Distribution Account and deemed invested in the Employer Stock Fund. Notwithstanding the preceding provisions of this Section 4.6(a), if the Committee determines in its sole discretion that a Participant has met the Brandywine Realty Trust target shareholding requirements, to the extent that such a Participant elects to defer receipt of his annual bonus and deems that such deferral be invested in the Employer Stock Fund, which deferral shall also be referred to as “Excess Bonus” for purposes of the Plan, an Additional Company Contribution equal to a specified percentage (15% as of the Effective Date) of such Excess Bonus shall be contributed to such Participant’s Retirement Distribution Account and deemed invested in the Employer Stock Fund.

(b) The Excess Bonus and associated Additional Company Contribution shall not be subject to Participant investment direction for two years from the date of crediting; provided, however, that Excess Bonus and associated Additional Company Contributions shall not be subject to Participant investment direction on and after April 1, 2007. Prior to April 1, 2007, if, prior to the expiration of two years from the date on which the Excess Bonus and Additional Company Contribution are credited, (1) the Participant directs that all or a portion of the Excess Bonus or the associated Additional Company Contribution be deemed invested in an Earnings Crediting Option other than the Employer Stock Fund or (2) the Participant receives a distribution pursuant to Article 10, any portion of which consists of all or a portion of such Excess Bonus or Additional Company Contribution, then the Participant shall forfeit all of such Additional Company Contribution.

ARTICLE 5

DISTRIBUTION OPTION ACCOUNTS

5.1. Distribution Option Accounts. The Plan Administrator shall establish and maintain separate Distribution Option Accounts with respect to a Participant. A Participant’s Distribution Option Accounts shall consist of the Retirement Distribution Account, one or more In-Service Distribution Accounts, one or more Flexible Distribution Accounts and/or a Deferred Board Remuneration Account, as applicable. The amount of Compensation, Performance-Based Compensation and Board Remuneration, and Shares subject to a Share Award, deferred pursuant to Section 4.1 or Section 4.2 shall be credited by the Company to the Participant’s Distribution Option Accounts, in accordance with the Distribution Option irrevocably elected by the Participant in the Enrollment Agreement, as soon as reasonably practicable following the close of the payroll period, bonus payment date, or, in the case of Trustees, the regularly scheduled payment date, or, in the case of Share Awards, the vesting date, for which the deferred Compensation, Performance-Based Compensation, Board Remuneration and Share Awards would otherwise be payable or vested, as determined by the Plan Administrator in its sole discretion. Any amount once taken into account as Compensation, Performance-Based Compensation or Board Remuneration for purposes of this Plan shall not be taken into account thereafter. Matching Contributions, Additional Company Contributions, Profit Sharing Contributions, and Supplemental Profit Sharing Contributions, when credited, as determined by the Plan Administrator in its sole discretion, are credited only to the Retirement Distribution Account. The Participant’s Distribution Option Accounts shall be reduced by the amount of payments or Share distributions made by the Company to the Participant or the Participant’s Beneficiary pursuant to this Plan.

5.2. Earnings on Distribution Option Accounts.

(a) General. A Participant’s Distribution Option Accounts shall be credited with earnings in accordance with the Earnings Crediting Options elected by the Participant from time to time. Participants may allocate their Retirement Distribution Account, each of their In-Service Distribution Accounts, each of their Flexible Distribution Accounts and/or their Deferred Board Remuneration Account among the Earnings Crediting Options available under the Plan only in whole percentages of not less than five percent (5%); provided, however, that the portion of a Participant’s Distribution Option Account that is attributable to a Share Award shall only be invested in the Employer Stock Fund. The Company reserves the right, on a prospective basis, to add or delete Earnings Crediting Options.

(b) Investment Options.

(i) Investment Performance. The deemed rate of return, positive or negative, credited under each Earnings Crediting Option is based upon the actual investment performance of (A) the Employer Stock Fund, (B) the corresponding investment portfolios of the EQ Advisers Trust, open-end investment management companies under the Investment Company Act of 1940, as amended from time to time, or (C) such other investment fund(s) as the Company may designate from time to time, and shall equal the total return of such investment fund net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges.

(ii) Dividends. Dividends creditable to deferral amounts and Share Awards invested in the Employer Stock Fund shall be treated as a separate arrangement subject to the provisions of Appendix A.

5.3. Earnings Crediting Options. Notwithstanding that the rates of return credited to Participants’ Distribution Option Accounts under the Earnings Crediting Options are based upon the actual performance of the investment options specified in Section 5.2, or such other investment funds as the Company may designate, the Company shall not be obligated to invest any Compensation, Performance-Based Compensation or Board Remuneration deferred by Participants under this Plan, Matching Contributions, Additional Company Contributions, Profit Sharing Contributions, Supplemental Profit Sharing Contributions, or any other amounts, in such portfolios or in any other investment funds.

5.4. Changes in Earnings Crediting Options.

(a) General. Except as otherwise provided in Section 5.4(b) below, a Participant may change the Earnings Crediting Options to which his Distribution Option Accounts are deemed to be allocated subject to such rules as may be determined by the Plan Administrator, provided that except as the Plan Administrator may otherwise determine in light of legal restrictions on changes, the frequency of permitted changes shall not be less than four times per Plan Year. Each such change may include (a) reallocation of the Participant’s existing Accounts in whole percentages of not less than five percent (5%), and/or (b) change in investment allocation of amounts to be credited to the Participant’s Accounts in the future, as the Participant may elect. The effect of a Participant’s change in Earnings Crediting Options shall be reflected in the Participant’s Accounts as soon as reasonably practicable following the Plan Administrator’s receipt of notice of such change, as determined by the Plan Administrator in its sole discretion.

(b) Employer Stock Fund Changes. For deferral elections effective on and after January 1, 2007, amounts or Share Awards deferred and invested in the Employer Stock Fund may not be reallocated to any other Earnings Crediting Option and shall instead remain invested in the Employer Stock Fund until distributed. For amounts deferred prior to January 1, 2007, (i) a Participant may change the Earnings Crediting Option to which the portions of his Distribution Option Accounts are invested in the Employer Stock Fund subject to such rules as may be determined by the Plan Administrator, (ii) provided that such reallocation election is received on or prior to March 31, 2007, and (iii) further provided that such deferral amounts that remain invested in the Employer Stock Fund as of April 1, 2007 may not be reallocated thereafter to any other Earnings Crediting Option and shall instead remain invested in the Employer Stock Fund until distributed.

5.5. Valuation of Accounts. Except as otherwise provided in Section 5.7, the value of a Participant’s Distribution Option Accounts as of any date shall equal the amounts theretofore credited to such Accounts, including any earnings (positive or negative) deemed to be earned on such Accounts in accordance with Section 5.2 and Section 5.4 through the day preceding such date, less the amounts theretofore deducted from such Accounts.

5.6. Statement of Accounts. The Plan Administrator shall provide to each Participant, not less frequently than quarterly, a statement in such form as the Plan Administrator deems desirable for setting forth the balance standing to the credit of each Participant in each of his Distribution Option Accounts.

5.7. Distributions from Accounts. Any distribution made to or on behalf of a Participant from one or more of his Distribution Option Accounts in an amount which is less than the entire balance of any such Account shall be made pro rata from each of the Earnings Crediting Options to which such Account is then allocated. For purposes of any provision of the Plan relating to distribution of benefits to Participants or Beneficiaries, the value of a Participant’s Distribution Option Accounts shall be determined as of a date as soon as reasonably practicable preceding the distribution date, as determined by the Plan Administrator in its sole discretion. In the case of any benefit payable in the form of a cash lump sum, the value of a Participant’s Distribution Option Accounts, as determined pursuant to this Section 5.7, shall be distributed. In the case of any benefit payable in the form of annual installments, as of any payment date, the amount of each installment payment shall be determined as the quotient of (a) the value of the Participant’s Distribution Option Account subject to distribution, as determined pursuant to this Section 5.7, divided by (b) the number of remaining annual installments immediately preceding the payment date. In the case of any benefit attributable to a deferral that was effective on or after January 1, 2007, or in the case of any benefit attributable to a deferral effective prior to January 1, 2007 and invested in the Employer Stock Fund as of April 1, 2007, such benefit shall only be payable in the form of Shares (and cash for fractional Shares).

5.8. Small Benefit Cash-Out. If a Participant or Beneficiary becomes eligible for a distribution in accordance with the provisions of Sections 7.1(b), 7.2(b), 7.4(c), 8.1 or 9.1, relating to payments following termination of Service, Disability or death, the Plan Administrator reserves the right to cash out such Participant or Beneficiary as soon as administratively practicable (but not later than required by the AJCA) following such Participant’s termination of Service, Disability or death, if the value of the Participant’s Distribution Option Accounts does not exceed $10,000, or such higher amount as may be permitted under the AJCA.

ARTICLE 6

DISTRIBUTION OPTIONS

6.1. Election of Distribution Option. In the first completed and fully executed Enrollment Agreement filed with the Plan Administrator, a Participant shall elect the time and manner of payment in accordance with Section 4.1(d). Annually, the Participant shall allocate his or her deferrals between the Distribution Options in increments of ten percent (10%); provided that, deferrals of Board Remuneration shall automatically be allocated to the Deferred Board Remuneration Account.

6.2. Retirement Distribution Option. Subject to Section 7.1, distribution of the Participant’s Retirement Distribution Account, if any, shall commence not earlier than the thirteenth month following the Participant’s Retirement.

6.3. In-Service Distribution Option. Subject to Section 7.2, the Participant’s In-Service Distribution Account shall be distributed commencing in the year elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established. A Participant shall not be entitled to allocate any deferrals to an In-Service Distribution Account for the two Plan Years preceding the Plan Year which includes the date on which such Account is to be distributed and such additional deferrals shall instead be allocated to the Retirement Distribution Account. Notwithstanding the foregoing, for deferral elections effective on and after January 1, 2007, a Participant shall not be entitled to allocate any deferrals to an In-Service Distribution Account.

6.4. Deferred Board Remuneration Option. Subject to Section 7.3, distribution of the Participant’s Deferred Board Remuneration Account, if any, shall commence following the Participant’s termination of service as a Trustee.

6.5. Flexible Distribution Option. Subject to Section 7.4, each of the Participant’s Flexible Distribution Accounts shall be distributed commencing in the year elected by the Participant in the Enrollment Agreement pursuant to which such Flexible Distribution Account was established; provided, however, such distribution shall not be prior to the third Plan Year beginning after the Plan Year in which the first deferral election is made with regard to that Flexible Distribution Account.

ARTICLE 7

BENEFITS TO PARTICIPANTS

7.1. Benefits Under the Retirement Distribution Option. Benefits under the Retirement Distribution Option shall be paid to a Participant as follows:

(a) Benefits Upon Retirement.

(i) General. In the case of a Participant whose Service with the Employer terminates on account of his Retirement, the Participant’s Retirement Distribution Account shall be distributed in one of the following methods, as elected by the Participant in writing either in the Enrollment Agreement or in a separate election made in accordance with Section 7.1(b): (x) in a lump sum; (y) in annual installments over 5, 10, 15 or 20 years; or (z) by any other formula that is mathematically derived and is acceptable to the Plan Administrator.

(ii) Time of Payment. Any benefit payable in accordance with this paragraph shall be paid or commence, as elected by the Participant in accordance with this Section 7.1, at any time following Retirement, but not earlier than the thirteenth month following the Participant’s Retirement. The valuation and timing of payments shall be subject to administrative processes prescribed by the Plan Administrator.

(iii) Default Form and Time of Payment. Unless elected otherwise in accordance with Section 7.1(a), the default form of payment of a Participant’s Retirement Distribution Account shall be a lump sum (including Shares for applicable amounts under the Employer Stock Fund) paid on the Distribution Date next following the thirteenth month following the Participant’s Retirement.

(b) Benefits Upon Termination of Employment. If a Participant’s Service with the Employer terminates prior to the earliest date on which the Participant is eligible for Retirement (other than due to death or becoming Disabled), the Participant’s Retirement Distribution Account will be distributed in a lump sum (including Shares for applicable amounts under the Employer Stock Fund) at the earliest Distribution Date that is not earlier than the thirteenth month following the Participant’s Termination Date. Within the 30-day period following the Participant’s Termination Date, the Participant may elect to change the form and commencement date of payment of the Participant’s Retirement Distribution Account by making a Re-Deferral Election. Limitations on the form and commencement date under a Re-Deferral Election shall be determined by the Plan Administrator in its sole discretion.

(c) Changes in Distribution Elections. A Participant may elect to change the form and commencement date of payment of the Participant’s Retirement Distribution Account by filing a Re-Deferral Election. Effective after December 31, 2006, a Participant may continue to elect to re-defer receipt of his Retirement Distribution Account that was the subject of an earlier Re-Deferral Election by submitting a new Re-Deferral Election. Limitations on the form and commencement date under a Re-Deferral Election shall be determined by the Plan Administrator in its sole discretion

(d) Forfeiture. If a Participant terminates Service, other than due to Retirement, Disability or death, prior to being credited with five (5) years of service, as determined pursuant to the terms of the Brandywine Realty Trust 401(k) Profit Sharing Plan, all or a portion of the Participant’s Retirement Distribution Account attributable to Matching Contributions, and, on and after December 19, 2006, Supplemental Profit Sharing Contributions, shall be forfeited, as follows:

Termination Prior to Completion of Year	Portion Forfeited

1	100%
2	80%
3	50%

7.2. Benefits Under the In-Service Distribution Option. Benefits under the In-Service Distribution Option shall be paid to a Participant as follows:

(a) In-Service Distributions. In the case of a Participant who continues in Service with the Employer, the Participant’s In-Service Distribution Account shall be paid to the Participant commencing in, but not later than January 31 of the Plan Year irrevocably elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established, which may be no earlier than the third Plan Year following the end of the last Plan Year in which deferrals are to be credited to the In-Service Distribution Account, in one lump sum or in annual installments payable over 2, 3, 4, or 5 years.

(i) Any lump sum benefit payable in accordance with this paragraph shall be paid in, but not later than January 31 of, the Plan Year elected by the Participant in accordance with Section 6.3

(ii) Annual installment payments, if any, shall commence in, but not later than January 31 of, the Plan Year elected by the Participant in accordance with Section 6.3.

(b) Benefits Upon Termination of Employment. In the case of a Participant whose Service with the Employer terminates before the calendar year in which the Participant’s In-Service Distribution Account would otherwise be distributed, other than on account of becoming Disabled or by reason of death, notwithstanding any prior election in accordance with Section 7.2(a) or (c), such In-Service Distribution Account shall be distributed in a lump sum (including Shares for applicable amounts under the Employer Stock Fund) at the earliest Distribution Date that is not earlier than the thirteenth month following the Participant’s Termination Date. No later than 30 days following such Participant’s Termination Date, the Participant may elect to change the form and commencement date of payment of the Participant’s In-Service Distribution Account by making a Re-Deferral Election. Limitations on the form and commencement date under a Re-Deferral Election shall be determined by the Plan Administrator in its sole discretion.

(c) Effective after December 31, 2006, a Participant may continue to elect to re-defer receipt of any of his In-Service Distribution Account that was the subject of an earlier Re-Deferral Election by submitting a new Re-Deferral Election. Limitations on the form and commencement date under a Re-Deferral Election shall be determined by the Plan Administrator in its sole discretion.

7.3. Benefits Under the Deferred Board Remuneration Option.

(a) In General.

(i) Form of Payment. Benefits under the Deferred Board Remuneration Option shall be paid to a Participant following his termination of service as a Trustee. The Deferred Board Remuneration Account shall be distributed in one of the following methods, as elected by the Participant in writing in the Enrollment Agreement: (x) in a lump sum; (y) in annual installments over 5, 10, 15 or 20 years; or (z) by any other formula that is mathematically derived and is acceptable to the Plan Administrator.

(ii) Time of Payment. Any benefit payable in accordance with this paragraph shall be paid or commence, as elected by the Participant in accordance with this Section 7.3, at any time following the Participant’s termination of service as a Trustee, but not earlier than the thirteenth month following such termination of service. The valuation and timing of payments shall be subject to administrative processes prescribed by the Plan Administrator.

(iii) Default Form and Time of Payment. Unless elected otherwise in accordance with this Section 7.3(a), the default form of payment of a Participant’s Deferred Board Remuneration Account shall be a lump sum (including Shares for applicable amounts under the Employer Stock Fund) paid on the Distribution Date next following the thirteenth month following the Participant’s termination of service as a Trustee.

(b) Changes in Distribution Elections. A Participant may elect to change the form and commencement date of payment of the Participant’s Deferred Board Remuneration Account, consistent with Section 7.3(a), by filing a Re-Deferral Election within the 30-day period following the Participant’s termination of service as a Trustee. Limitations on the form and commencement date under a Re-Deferral Election shall be determined by the Plan Administrator in its sole discretion.

7.4. Benefits Under the Flexible Distribution Account. Benefits under the Flexible Distribution Option shall be paid to a Participant as follows:

(a) In General. Each of the Participant’s Flexible Distribution Accounts shall be distributed in one lump sum (including Shares for applicable amounts under the Employer Stock Fund) not later than January 31 of the Plan Year irrevocably elected by the Participant in the Enrollment Agreement pursuant to which such Flexible Distribution Account was established.

(b) Changes in Distribution Elections. A Participant may elect to change the form and commencement date of payment of any of the Participant’s Flexible Distribution Accounts by filing a Re-Deferral Election not later than January 31 of the Plan Year preceding the Plan Year in which the originally elected payment commencement date occurs. Limitations on the form and commencement date under a Re-Deferral Election shall be determined by the Plan Administrator in its sole discretion.

(c) Benefits Upon Termination of Employment. In the case of a Participant whose Service with the Employer terminates prior to the date on which any of the Participant’s Flexible Distribution Accounts would otherwise be distributed, other than on account of death, distribution shall be made at the time elected by the Participant prior to his Termination Date; provided, however, that the Participant (or his Beneficiary(ies) in the event of the Participant’s death) may elect to change the form and commencement date of payment of any of the Participant’s Flexible Distribution Accounts by making a Re-Deferral Election. The Participant may elect to change the form and commencement date of payment of any of the Participant’s Flexible Distribution Accounts by making a Re-Deferral Election. Limitations on the form and commencement date under a Re-Deferral Election shall be determined by the Plan Administrator in its sole discretion; provided that, the Company reserves the right to override the Participant’s election and distribute any of the Participant’s Flexible Distribution Accounts in a lump sum not earlier than 13 months following the Termination Date.

7.5 Special Rule for Deferral Elections Made Prior to January 1, 2005. If a Participant filed an Enrollment Agreement under the Pre-2005 EDCP in 2003 to defer Compensation classified by the Company as bonus that, if paid, will be paid in 2005, then to the extent that such Participant becomes entitled to any such bonus in 2005 and all or any portion of the payment of such bonus is deferred pursuant to such prior election, such bonus deferrals will be credited under and subject to the terms of the Plan. Prior to March 15, 2005, the Participant may elect to modify the amount of such bonus deferrals, and may also elect to modify the allocation of such bonus deferrals by specifying that a greater or lesser percentage of such bonus deferrals be credited to the In-Service Distribution Account or the Retirement Distribution Account, as the case may be. Furthermore, such bonus deferrals, if any, will be paid in the time and form elected by such Participant in the first Enrollment Agreement filed under the Plan prior to March 15, 2005.

7.6. Change in Time and Form of Election Pursuant to Special AJCA Transition Rules.

(a) To the extent provided by the Plan Administrator, a Participant may, during the period extending from January 1, 2006 to December 31, 2006, with respect to all or any portion of his Distribution Option Accounts that is scheduled to be paid after December 31, 2006 (but not including any Prior Plan Sub-Accounts), and with respect to all or any portion of his deferrals under the Pre-2005 EDCP that is scheduled to be paid after December 31, 2006, make new payment elections (which shall not be considered Re-Deferral Elections) as to the form and timing of payment of such amounts as may be permitted under this Plan, provided that (A) following the completion of such new payment election, amounts previously credited under the Pre-2005 EDCP shall not be treated as subject to the Pre-2005 EDCP, but instead shall be treated as a deferral under this Plan, subject to the rules of the Plan as in effect as of the Restatement Date, and (B) no portion of the benefit subject to such an election shall be payable before January 1, 2007.

(b) To the extent provided by the Plan Administrator, a Participant may, during the period extending from January 1, 2007 to December 31, 2007, with respect to all or any portion of his deferrals under this Plan that is scheduled to be paid after December 31, 2007 (but not including any Prior Plan Sub-Accounts), and with respect to all or any portion of his deferrals under the Pre-2005 EDCP that is scheduled to be paid after December 31, 2007, make new payment elections (which shall not be considered Re-Deferral Elections) as to the form and timing of payment of such amounts as may be permitted under this Plan, provided that (A) following the completion of such new payment election, amounts previously credited under the Pre-2005 EDCP shall not be treated as subject to the Pre-2005 EDCP, but instead shall be treated as a deferral under this Plan, subject to the rules of the Plan as in effect as of the Restatement Date, and (B) no portion of the benefit subject to such an election shall be payable before January 1, 2008.

ARTICLE 8

DISABILITY

8.1. In the event a Participant becomes Disabled, the Participant’s right to make any further deferrals under this Plan shall terminate as of the date the Participant terminates due to Disability. The Participant’s Distribution Option Accounts shall continue to be credited with earnings in accordance with Section 5.2 until such Accounts are fully distributed. Except as to any Distribution Option Account as to which distributions have already commenced, the Participant’s Distribution Option Accounts, notwithstanding any election to the contrary, shall be paid in a lump sum (including Shares for applicable amounts under the Employer Stock Fund) at the earliest Distribution Date that is not earlier than the thirteenth month following such Participant’s becoming Disabled. No later than 30 days following such Participant’s Disability, the Participant may elect to change the form and commencement date of payment of the Participant’s Distribution Option Accounts by making a Re-Deferral Election. Limitations on the form and commencement date under a Re-Deferral Election shall be determined by the Plan Administrator in its sole discretion.

ARTICLE 9

SURVIVOR BENEFITS

9.1. Death of Participant Prior to the Commencement of Benefits. In the event of a Participant’s death prior to the commencement of benefits in accordance with Article 7, payment of all Distribution Option Accounts shall be made in a lump sum (including Shares for applicable amounts under the Employer Stock Fund) at the earliest Distribution Date that is not earlier than the fourteenth month following the Participant’s death. No later than sixty days following such Participant’s death, the Beneficiary may elect to change the form and commencement date of payment of the Participant’s Distribution Option Accounts by making a Re-Deferral Election. Limitations on the form and commencement date under a Re-Deferral Election shall be determined by the Plan Administrator in its sole discretion.

9.2. Death of Participant After Benefits Have Commenced. In the event a Participant who dies after annual installment benefits payable under Sections 7.1, 7.2 and/or 7.3 has commenced, but before the entire balance of such Distribution Option Accounts has been paid, any remaining annual installments shall continue to be paid to the Participant’s Beneficiary at such times and in such amounts as they would have been paid to the Participant had he survived.

ARTICLE 10

EMERGENCY BENEFIT

10.1. In the event that the Plan Administrator, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an Unforeseeable Emergency, the Company shall pay to the Participant from the Participant’s Distribution Option Account, as soon as practicable following such determination, an amount necessary to meet such Unforeseeable Emergency, in a manner consistent with the AJCA, after deduction of any and all taxes as may be required pursuant to Section 11.10 (the “Emergency Benefit”). Emergency Benefits shall be paid first from the Participant’s In-Service Distribution Accounts, if any, to the extent the balance of one or more of such In-Service Distribution Accounts is sufficient to meet the emergency, in the order in which such Accounts would otherwise be distributed to the Participant. If the distribution exhausts the In-Service Distribution Accounts, the Flexible Distribution Accounts may be accessed and, if necessary, the Retirement Distribution Account and Deferred Board Remuneration Account may be accessed. With respect to that portion of any Distribution Option Account which is distributed to a Participant as an Emergency Benefit in accordance with this Article 10, no further benefit shall be payable to the Participant under this Plan. Notwithstanding anything in this Plan to the contrary, a Participant who receives an Emergency Benefit in any Plan Year shall not be entitled to make any further deferrals for the remainder of such Plan Year.

ARTICLE 11

MISCELLANEOUS

11.1. Amendment and Termination. The Plan may be amended, suspended, discontinued or terminated at any time by the Plan Administrator; provided, however, that no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant’s Accounts as of the effective date of such amendment, suspension, discontinuance or termination.

11.2. Change of Control.

(a) Notwithstanding Section 11.1, in the event of a Change of Control, Brandywine Realty Trust, or its successor, shall have the discretion, with respect to amounts standing to the credit of Participants’ Distribution Option Accounts, to modify and/or completely override Participants’ elections regarding the timing and/or form of distribution from such Distribution Option Accounts, including providing for a complete or partial distribution of all amounts due such Participants in the form of immediate lump sum payments. This Section 11.2(a) shall be applied consistent with and to the extent permitted by the AJCA.

(b) In the event of a Change of Control in which Shares are converted into cash or equity, amounts deemed invested in the Employer Stock Fund as of such Change of Control shall be deemed to be converted in the same manner as Shares; provided if holders of Shares are given a choice between forms of consideration, the amounts deemed invested in the Employer Stock Fund as of such Change of Control shall be deemed converted into that form of consideration chosen by the majority of the holders of Shares.

11.3. Claims Procedure.

(a) Claim. A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Plan Administrator, setting forth the claim.

(b) Claim Decision. Upon receipt of a claim, the Plan Administrator shall advise the Claimant within ninety (90) days of receipt of the claim whether the claim is denied. If special circumstances require more than ninety (90) days for processing, the Claimant will be notified in writing within ninety (90) days of filing the claim that the Plan Administrator requires up to an additional ninety (90) days to reply. The notice will explain what special circumstances make an extension necessary and indicate the date a final decision is expected to be made.

If the Claimant does not receive a written denial notice or notice of an extension within ninety (90) days, the Claimant may consider the claim denied and may then request a review of denial of the claim, as described below.

If the claim is denied in whole or in part, the Claimant shall be provided a written opinion, using language calculated to be understood by the Claimant, setting forth:

(i) The specific reason or reasons for such denial;

(ii) The specific reference to pertinent provisions of this Plan on which such denial is based;

(iii) A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

(iv) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(v) The time limits for requesting a review under subsection (c) and for review under subsection (d) hereof.

(c) Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Plan Administrator review its determination. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Plan Administrator. If the Claimant does not request a review of the initial determination within such sixty (60) day period, the Claimant shall be barred and estopped from challenging the determination.

(d) Review of Decision. Within sixty (60) days after the Plan Administrator’s receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Plan Administrator will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Plan Administrator will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

11.4. Designation of Benefit. Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Plan Administrator and shall not be effective until received by the Plan Administrator, or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

11.5. Limitation of Participant’s Right. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in Service or to continue to serve as a Trustee, nor shall it interfere with the rights of the Company to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan. Any amounts payable hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which the Participant may be entitled under any other arrangement established by the Employer for the benefit of its employees.

11.6. No Limitation on Company Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action.

11.7. Obligations to Company. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Employer, then the Employer may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Plan Administrator.

11.8. Nonalienation of Benefits. Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant’s or Beneficiary’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable, except to (a) any corporation or partnership which acquires all or substantially all of the Company’s assets or (b) any corporation or partnership into which the Company may be merged or consolidated. A Participant’s or Beneficiary’s interest under the Plan is not assignable or transferable pursuant to a domestic relations order. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.

11.9. Protective Provisions. Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Company may deem necessary and taking such other relevant action as may be requested by the Company. If a Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the then current balance of the Participant’s Distribution Option Accounts in accordance with his prior elections.

11.10. Taxes. The Company may make such provisions and take such action as it may deem appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

11.11. Unfunded Status of Plan. The Plan is an “unfunded” plan for tax and Employee Retirement Income Security Act purposes. This means that the value of a Participant’s Distribution Option Accounts is based on the value assigned to a hypothetical bookkeeping account, which is invested in hypothetical shares of investments funds available under the Plan. As the nature of the investment fund which forms the “index” or “meter” for the valuation of the bookkeeping account changes, the valuation of the bookkeeping account changes as well. The amount owed to a Participant is based on the value assigned to the bookkeeping account. Brandywine Realty Trust may decide to use a “rabbi trust” to anticipate its potential Plan liabilities, and it may attempt to have Plan investments mirror the hypothetical investments deemed credited to the bookkeeping accounts. However, the liability to pay the benefits is Brandywine Realty Trusts’, and the assets of the rabbi trust are potentially available to satisfy the claims of non-participant creditors of Brandywine Realty Trust.

11.12. Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

11.13. Governing Law. The Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to the principles of conflict of laws.

11.14. Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

11.15. Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.

11.16. Notice. Any notice or filing required or permitted to be given to the Plan Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to Brandywine Realty Trust, 401 Plymouth Road, Suite 500, Plymouth Meeting, PA 19462, Attention: Chief Accounting Officer, or to such other entity as the Plan Administrator may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

APPENDIX A

DIVIDENDS

Dividends creditable to deferral amounts and Share Awards invested in the Employer Stock Fund on and after January 1, 2007 shall either be (A) paid in cash as soon as administratively practicable following the dividend payment date if the Participant has made a separate election under an Enrollment Agreement to receive such dividends in cash, or (B) credited to the Participant’s account and invested in an Earnings Crediting Option other than the Employer Stock Fund, as elected by the Participant. The Committee reserves the right, as to the Employer Stock Fund, to prescribe such other rules regarding the manner in which deemed dividends are invested or distributed. The dividend election opportunity, as described in this Appendix A, is intended to constitute a separate deferral arrangement within the meaning of the AJCA.